                                                      Rule 424(b)(3)
                                                      Registration No. 333-37060


                            TERREMARK WORLDWIDE, INC.

                      SUPPLEMENT NO. 2 DATED JULY 17, 2001
                     TO PROSPECTUS DATED SEPTEMBER 20, 2000

         The Prospectus of Terremark Worldwide, Inc., dated September 20, 2000, relating to our common stock, $.001 par value per share, is hereby supplemented as follows:

         1. RECENT DEVELOPMENTS.

         On May 21, 2001, Paradise Stream (Bahamas) Limited sold 5,000,000 shares of our common stock for a purchase price of $1.00 per share to NIS Holdings, LLC, a Delaware limited liability company. Paradise Stream also granted an option to NIS to purchase an additional 25,000,000 shares of our common stock at a purchase price $0.75 per share. This option is exercisable from September 12, 2002 through October 12, 2002. At the request of NIS, Paradise Stream may, in its sold discretion, accelerate the date the option becomes exercisable.

         On May 24, 25 and 29, 2001, Paradise Stream made inter-company distributions of our common stock, totaling 24,090,655 shares in the aggregate, to its parent, Vistagreen Holdings (Bahamas), Ltd.

         2. SELLING STOCKHOLDERS.

         The following table sets forth, as of May 31, 2001, certain information with respect to the ownership of our common stock by the Selling Stockholders, and supersedes the table set forth on page 13 of the Prospectus.


                                                                                                    Percentage of
                                                                                 Number of Shares      Shares
                                         Number of Shares                        Beneficially       Beneficially
                                           Beneficially     Number of Shares      Owned After        Owned After
Selling Stockholder                          Owned(1)           Offered         Offering(1)(2)      Offering(1)(2)
-------------------                      ----------------   ----------------   -----------------    --------------
Paradise Stream (Bahamas)
   Limited                                  25,000,000        25,000,000                 0                 0%
TCO Company Limited                         34,094,139        34,094,139                 0                 0
Manuel D. Medina (3)                        32,197,913        32,169,913            28,000                 *
Vistagreen Holdings (Bahamas)
   Limited                                  31,909,128        31,909,128                 0                 0
Moraine Investments, Inc.                    6,613,221         6,613,221                 0                 0
NIS Holdings, LLC                            5,000,000         5,000,000                 0                 0
ATTU Services, Inc.                          4,186,173         4,186,173                 0                 0
Michael Katz (4)                             3,015,930         3,015,930                 0                 0
Brian Goodkind (5)                           2,518,693         2,269,801           248,892                 *
AJR, LLC                                     1,027,301         1,027,301                 0                 0
Irving A. Padron, Jr. (6)                      513,151           513,651                 0                 0
Edward P. Jacobson (7)                         513,651           513,651                 0                 0
William J. Biondi (8)                          513,651           513,651                 0                 0
Willy Bermello                                 235,620           235,620                 0                 0




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
James Siegel & Debra Siegel, Tenants
   by the Entirety                           1,500,000         1,500,000                 0                 0
Vinson Richter and Randa  Richter,
   Tenants by the Entirety                   1,500,000         1,500,000                 0                 0
1999 Mulroy Family Trust                     2,500,000         2,500,000                 0                 0
Thomas M. Mulroy and Dorothy E.
   Mulroy, Tenants by the Entirety             685,000           685,000                 0                 0
1999 Glazer Family Trust                       965,000           965,000                 0                 0
1999 Preminger Family Trust                    676,000           676,000                 0                 0
Gary R. Siegel and Laura S. Siegel,
   Tenants by the Entirety                     464,000           460,000             4,000                 *
Steven M. Glazer and Jan G. Glazer,
   Tenants by the Entirety                     254,000           254,000                 0                 0
Clifford J. Preminger & Rebecca B.
   Preminger, Tenants by the
   Entirety                                    376,000           120,000           256,000                 *
Clifford J. Preminger (9)                      238,000           238,000                 0                 0
Gary R. Siegel Family Trust                    120,000           120,000                 0                 0
Zachary Preminger Trust                        100,000           100,000                 0                 0
Rebecca B. Preminger                           100,000           100,000                 0                 0
Susan M. Gettler                                70,000            70,000                 0                 0
Stephen H. Ellick                               57,000            52,000             5,000                 *
Daryle L. Preminger                             50,000            50,000                 0                 0
L. Mark Winston                                 36,000            36,000                 0                 0
Gettler Children's Trust                        30,000            30,000                 0                 0
Johnson Family Trust                            15,000            15,000                 0                 0
Preminger & Glazer, PLLC                        58,000            58,000                 0                 0
Guillermo Amore                                 86,000            26,471            59,529                 *
Howard M. Glicken                               20,588            20,588                 0                 0
Amancio Victor Suarez                          985,294           985,294                 0                 0
Amancio Jorge Suarez                           735,294           735,294                 0                 0
Joel Silva                                      26,471            26,471                 0                 0
Los Pinos Investment Trust                     441,176           441,176                 0                 0
Latin American Telecommunication
   Enterprises, LLC                            588,235           588,235                 0                 0
Leo I. George                                  147,059           147,059                 0                 0
Dutko Tax Savings Trust                         29,412            29,412                 0                 0

-------------------
 *   Less than 1%

(1) Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We treat shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of May 31, 2001, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group.

(2) Assuming that all shares offered here are sold but no other securities held by the selling securityholder are sold.

(3) Manuel D. Medina has served as our Chairman of the Board, President and Chief Executive Officer since April 28, 2000. Prior to that, he served as the Chairman of the Board and Chief Executive Officer of Terremark Holdings, Inc. since its founding in 1982.

(4) Michael Katz serves as the President of TerreNAP Services, Inc. Prior to that, he served as the President of Terremark Real Estate Group, Inc. from April 28, 2000 to February 28, 2001 and he served as the President and Chief Operating Officer of Terremark Group, Inc., the predecessor to Terremark Real Estate Group.



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(5)  Brian K. Goodkind has served as our Executive Vice President since April
     28, 2000 and as our Chief Operating Officer since June 25, 2000. Mr. Goodkind also served as our General Counsel from April 28, 2000 through June 25, 2000. Prior to that, he served as Vice Chairman, Executive Vice President and General Counsel to Terremark Holdings.

(6) Irving A. Padron, Jr. has served as our Senior Vice President and Chief Financial Officer since April 28, 2000. Prior to that, he served as Senior Vice President and Chief Financial Officer of Terremark Holdings.

(7) Edward P. Jacobson serves as the President of Terremark Construction Services, Inc. and Terremark Technology Contractors, Inc. He served in the same capacity prior to the merger between Terremark Holdings and AmTec.

(8) William J. Biondi has served as the President of Terremark Management Services, Inc., Terremark Realty, Inc. and Terremark Financial Services, Inc. since April 28, 2000. He served in the same capacity prior to the merger between Terremark Holdings and AmTec.

(9) Clifford J. Preminger serves as a director on our board of directors. He is also that President of T-Rex Developers.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders which includes transferees among such selling stockholders, donees and pledgees receiving shares from them. The selling stockholders have advised us that they may sell their shares offered here to purchasers directly. Alternatively, the selling stockholders may offer the shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom they may act as agents. The selling stockholders and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit realized by them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. This compensation may be in excess of that customary in the types of transactions involved.

         Certain selling stockholders have agreed to certain restrictions as set forth below:

         o Stockholders who received our common stock in connection with the Telecom Routing Exchange Developers, Inc. transaction have agreed, except as provided below, not to sell, offer to sell or otherwise dispose of any interest in the common stock that we are registering for a period of not less than one year after May 31, 2000. This does not preclude open market sales in amounts that would be permitted under SEC Rule 145 as if that rule applied.

         o Stockholders who received our common stock in connection with the Spectrum Telecommunications Corp. transaction have agreed that an aggregate of 1,200,000 of the 3,000,000 total shares of our common stock issued to them will be held in escrow until August 9, 2001 to serve as security for the indemnification obligations of Spectrum and its stockholders pursuant to our purchase agreement with them.



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         The selling stockholders have advised us that they may sell the shares in one or more transactions:

         o        at fixed prices;

         o        at market prices prevailing at the time of sale;

         o        at prices related to prevailing market prices; and/or

         o at varying prices determined at the time of sale or at negotiated prices.

         The sale of shares may be effected in transactions, which may involve crosses or block transactions:

         o on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

         o        in the over-the-counter market;

         o in transactions otherwise than on such exchanges or in the over-the-counter market; or

         o        through the writing of options.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Act may apply to their sales in the market.

         Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, which supplement will disclose:

         o the name of each such selling stockholder and of the participating broker-dealer(s);

         o        the number of shares involved;

         o        the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

         o        such other facts as may be material to the transaction.

         Pursuant to our agreement with the selling stockholders, we will pay all expenses of the registration of the shares, including, without limitation, commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or it will be entitled to the appropriate contribution.